EXHIBIT 10.4

SUBLEASE

This Sublease Agreement (“Sublease”), made as of March 1, 2004, by and between Guidance Solutions, Inc., a Delaware corporation, having an office at 4134 Del Rey Avenue, Marina del Rey, CA 90292 (hereinafter referred to as “Sublessor”), and visonGATEWAY, Inc. a Nevada corporation, having a principal place of business at 12707 High Bluff Drive, Suite 200, San Diego, CA 92130 (hereinafter referred to as “Sublessee”).

W I T N E S S E T H

Pursuant to that certain Standard Industrial Lease—Multi-Tenant—Modified Net Agreement dated July 1, 1997, between Sublessor (successor in interest to Guidance Solutions, Inc., a California corporation) and TOPA Management Company (“Initial Landlord”), as amended by the First Amendment to Standard Industrial Lease—Multi-Tenant—Modified Net dated August 21, 1998 and the Second Amendment to Standard Industrial Lease—Multi-Tenant—Modified Net dated April 16, 1999 (the “Master Lease”), Initial Landlord leased to Sublessor the premises commonly known as 4134 Del Rey Avenue, Marina Del Rey, California and more particularly described in the Master Lease (the “Premises”).

Initial Landlord’s interest under the Master Lease was transferred to Hollman Property Company, a California corporation (“Master Landlord”). Capitalized terms used in this Sublease but not defined shall have the meaning given in the Master Lease.

Commencing on March 8, 2002 (the “Sublease Commencement Date”), in accordance with the terms of this Sublease, Sublessor desires to sublet to Sublessee, and Sublessee desires to sublet from Sublessor, a portion of the Building, more specifically described herein.

NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1.    Demised Premises. Sublessor does hereby sublease to Sublessee, and Sublessee does hereby sublease from Sublessor, for the term and upon the conditions hereinafter provided, one closed office in the building commonly known as 4134 Del Rey Avenue, in the City of Marina del Rey, located in the County of Los Angeles, in the State of California.

2.    Specifications. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Demised Premises, upon and subject to the terms and conditions herein set forth, in its “as is” condition existing on the date possession is delivered to Sublessee, without requiring any alterations, improvements, repairs or decorations to be made by Sublessor, or at Sublessor’s expense, either at the time possession is given to Sublessee or during the entire term of this Sublease, or any extension thereof. In connection therewith, Sublessee represents that it has thoroughly examined the Building and the Demised Premises.

3.    Term. The term of this Sublease is twelve (12) months and shall commence on the Sublease Commencement Date of March 1, 2004, and shall end on February 28, 2005, or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions or limitations or other provisions of this Sublease or pursuant to law

4.    Rent. All amounts payable by Sublessee under this Sublease, including without limitation, Sublessor’s share of any expenses or operating expenses payable hereunder, repair costs, utility charges, services consumed by Sublessee, any other costs or charges payable under the Sublease, and valet parking charges shall constitute “Additional Rent” (whether or not designated as Additional Rent). Base Rent (as defined below) and Additional Rent may hereafter be referred to as “Rent.”

5.    Rent Commencement Date. Sublessee shall be obligated to pay Rent commencing on the Sublease Commencement Date.

6.    Monthly Base Rent. The monthly base rent (“Base Rent”) that Sublessee hereby agrees to pay to Sublessor, in advance on the first day of each calendar month, and Sublessor hereby agrees to accept, shall be the sum of Six Hundred Dollars and No Cents ($600.00). If the obligation of Sublessee to pay rent hereunder begins on a day other than on the first day of a calendar month, rent from such date until the first day of the following calendar month shall be prorated at the rate of one thirtieth (1/30th) of the monthly installment for each day payable in advance. The monthly Base Rent, Additional Rent and any other charges herein reserved or payable shall be paid to Sublessor at its offices in the Building, Attention: Accounts Payable, or at such other place as Sublessor may designate in writing, in lawful money of the United States of America without demand therefor and without any deduction, setoff or abatement whatever, except as expressly provided in this Sublease.

7.    Security Deposit; Other Payments. Upon execution of this Sublease, Sublessee shall pay to Sublessor an amount equal to one month’s Base Rent (totaling $600) as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder (the “Security Deposit”). Upon any default by Sublessee under this Sublease, Sublessor may, but shall not be obligated to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent in default, or any other loss, cost, damage, liability and expense which results from or in connection with Sublessee’s default. If any portion of the Security Deposit is so used or applied, Sublessee shall, within five (5) business days after written demand therefor, deposit cash with Sublessor in an amount sufficient to restore the Security Deposit to the full amount required. Sublessee’s failure to do so shall constitute a material default hereunder. The Security Deposit shall be held by Sublessor as security for the performance of all of Sublessee’s obligations pursuant to this Sublease. Upon any default by Sublessee under this Sublease, Sublessor may, but shall not be obligated to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent in default, or any other loss, cost, damage, liability and expense which Sublessor may incur as a result of or in connection with Sublessee’s default. The Security Deposit shall be held by Sublessor and Sublessor shall not be required to keep the Security Deposit separate from its general funds, and Sublessee shall not be entitled to receive interest on the Security Deposit. If Sublessee complies with all of the provisions of this Sublease, the unused portion of the Security Deposit shall be returned to Sublessee within fourteen (14) days after the expiration or sooner termination of the term of this Sublease, and the surrender of possession of the Demised Premises as and when required hereby.

8.    Insurance. At all times during the term of this Sublease, Sublessee shall maintain, at Sublessee’s expense, a policy of Combined Single Limit Bodily Injury and Property Damage insurance insuring Lessor, Sublessee and Sublessor against any liability arising out of the use, occupancy or maintenance of the Demised Premises. Such insurance shall be in an amount not less than $1 million per occurrence. The policy shall insure performance by Sublessee of the indemnity provisions of paragraph 14. The limits of such insurance policy shall not, however, limit the liability of Sublessee hereunder. With respect to the insurance policies to be maintained by Sublessee as set forth above, Sublessee shall: (i) cause each of Sublessor and Lessor to be named as an additional insured on the policies to be maintained; (ii) include a requirement of the Sublessee’s insurance company to notify Sublessor in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (iii) deliver to Sublessor a certificate of insurance signed by Sublessee’s insurance company evidencing such insurance as required above.

9.    Utilities; Services and Operating Expenses. Included in the Base Rent is Sublessee’s reasonable use of the following: first-aid, copier, janitorial services, utilities, security, parking, and coffee/tea. Sublessor shall have the right to increase the charges for any and all of these services if Sublessor deems Sublessee’s use of these services to be other than reasonable. In addition, Sublessee shall pay, as Additional Rent, within 15 days after receipt of any invoice therefor, any other charges payable by Sublessee pursuant to this Sublease (such as long distance and toll telephone charges, use of Sublessor personnel, offsite parking (if applicable) and other similar charges not referred to herein but agreed-upon in advance between Sublessor and Sublessee) and not included in the Rent.

10.    Other Services.

10.1.    Telephones. Sublessor shall provide the basic wiring for the Demised Premises and basic telephone equipment. Sublessee shall be connected to Sublessor’s telephone system, but shall be responsible for any phone and/or consultant charges associated with obtaining a phone number and/or setting up the telephones. Sublessor shall pay for all long distance and toll telephone charges, which shall be invoiced to Sublessee from time to time.

10.2.    Network Connectivity. Sublessor will supply connectivity for access to the Internet. The cost for such connectivity is included in the Base Rent and shall be limited to 1/2 megabit per second, and shall be provided without warranty or service level agreement of any kind. Sublessor will provide sublessee with five IP addresses. If Sublessee exceeds 1/2 megabit per second, excess bandwidth charges will be levied at a rate of $600 per megabit. Sublessee agrees to make reasonable efforts to ensure all network devices are secure and free from viruses. Sublessee agrees to install up to date virus protection on all network devices. Sublessee agrees to install appropriate security patches when they are made available. Sublessee is responsible for all damage caused by compromised systems. Sublessee is prohibited from using bandwidth to host web sites or perform mass e-mail campaigns. Sublessor reserves the right to terminate network connectivity at any time, with or without notice.

10.3.    Access and Security. So long as Sublessee remains current in its payment of Rent, Sublessee shall have access to the Building 24 hours per day, 7 days per week. Sublessor will supply to each Sublessee employee electronic access security badges. Sublessee shall pay all costs for internal room locks (with respect to Sublessee’s private offices) and keys. Sublessee shall pay a pro-rata share of all security costs associated with the Building, which is included in the Base Rent.

10.4.    Maintenance and Janitorial. Sublessor shall contract for all Building maintenance, janitorial and supplied reasonably required for the Demised Premises. Sublessee shall pay a pro-rata share of all such expenses, which is included in the Base Rent.

10.5.    Parking. Sublessee shall have the right to use one (1) parking space located within the parking lot located outside of the Building, in such areas as may be designated by Sublessor from time to time in its discretion. Such parking spaces are on a non-exclusive basis and may be tandem parking spaces. Use of any such parking spaces is subject to the reasonable rules and regulations imposed by Sublessor from time to time. Sublessee is granted the right to use such parking spaces at its sole risk, and Sublessee agrees that Sublessor shall have no liability whatsoever for any injury or damage to the persons or property of Sublessee, Sublessee’s employees, contractors, invitees, customers, or any other person in or about any such parking areas whether such damage or injury is caused by or results from fire, gas, water or rain, theft, vandalism, or from or by Sublessor’s employees or third party contractors utilized for purposes of valet parking services or other services associated with the conduct and maintenance of the parking areas. Additional parking spaces may be obtained, based on availability, at $50 per space per month.

10.6.    Use of Sublessor’s Personnel. Sublessee shall pay Sublessor within fifteen (15) days following receipt of invoice as Additional Rent, for the use of any of Sublessor’s personnel for office services (such as hanging items on walls, maintaining furniture within the Demised Premises, handling outgoing mail) performed by Sublessor’s personnel for Sublessee (“Personnel Services”), at an hourly rate of $100 per hour.

11.    Use. Sublessee will use and occupy the Demised Premises solely for general office purposes and in accordance with the use permitted under the applicable zoning regulations. Without the prior written consent of Sublessor, the Demised Premises will not be used for any other purposes. In the event Sublessor desires to terminate the Master Lease or sublease the entire Building or substantially all of the Building to a third party, Sublessor may cause Sublessee to move from the Demised Location to an alternate location within Sublessor’s other building(s).

12.    Alterations. Sublessee shall not make any alteration, improvement, decoration, or installation (hereinafter called “Alterations”) in or to the Demised Premises, without in each instance obtaining the prior written consent of Lessor and Sublessor. If any Alterations are made without consent, Lessor or Sublessor may remove such Alterations, and may correct, repair and restore the Demised Premises and any damage arising from such removal, and Sublessee shall be liable for all costs and expenses incurred by Lessor or Sublessor in the performance of this work. The design of all Alterations undertaken by Sublessee shall be subject to prior written approval of Lessor or Sublessor. Sublessee shall, upon request of Lessor or Sublessor, remove all Alterations, repair all damage resulting from such removal and restore the Demised Premises to the condition as of the date possession was delivered to Sublessee.

13.    Sublessee’s Personal Property. Upon the expiration or earlier termination of this Sublease, Sublessee shall remove all of its furniture, furnishings and equipment, shall repair all damage resulting from such removal or its use of the Demised Premises, and shall surrender the Demised Premises, as so required, in good condition, subject only to reasonable wear and tear and to damage, if any, by fire or other casualty. The obligations of Sublessee as herein provided shall survive the termination of this Sublease.

14.    Indemnification. Sublessee shall and hereby does indemnify and hold Sublessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Sublessor by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Main Lease and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Demised Premises, except as a result of the acts or omissions of Lessor or Sublessor, or their respective agents, employees or invitees.

15.    Assignment and Sublease. Sublessee shall not assign, mortgage, pledge or otherwise encumber this Sublease, nor sublet the Demised Premises or any part thereof.

16.    Sublessee’s Covenants. Sublessee covenants and agrees that Sublessee will not do anything which would constitute a default under the Main Lease or omit to do anything that Sublessee is obligated to do under the terms of this Sublease and that would constitute a default under the Main Lease. Sublessee covenants and agrees that, concurrently with the execution of this Agreement, it will execute and deliver to Sublessor the Non-Disclosure Agreement substantially in the form attached hereto as Exhibit A. Sublessee’s breach of such agreement during the term of this Sublease shall be deemed a default hereunder.

17.    Brokers. Sublessor and Sublessee hereby represent and warrant to each other that they have not dealt with any broker or agent in connection with this Sublease for the Demised Premises.

18.    Entire Agreement. All understandings and agreements, if any, heretofore had been between the parties are merged in this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublessor to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term or condition of this Sublease or to exercise any election herein shall not be construed as a waiver for the future of such covenant, agreement, term, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublessor. No surrender of possession of the Demised Premises or of any part thereof or of any remainder of the term of this Sublease shall release Sublessee from any of its obligations hereunder unless accepted by Sublessor in writing. The receipt and retention by Sublessor of Rent from anyone other than Sublessee shall not be deemed a waiver of the breach by Sublessee of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Sublessee from the further keeping, observance or performance by Sublessee of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublessor of Rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach. In the event of any action or proceeding between the parties arising out of or relating to the provisions of this Sublease, the prevailing party in such action or proceeding shall be entitled to recover its attorneys’ fees and costs. This Sublease may be executed in counterparts.

19.    Successors and Assigns. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

20.    Notices. All notices required or desired to be given hereunder shall be in writing and personally delivered by a commercial messenger service or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective upon receipt (or the date on which receipt of any such delivery is refused by the addressee) as verified by return receipt in the case of certified mail, or the commercial messenger service’s certification of delivery if delivered personally, or upon the next business day after proper deposit with overnight courier. All notices to the respective parties shall be addressed and sent as follows:

If to Lessor:

TOPA Management Company

1800 Avenue of the Stars, Ste 1400

Los Angeles, CA 90067

Attn: VP Commercial Management

Fax: 310-203-8601

If to Sublessor:

Guidance Solutions, Inc.

4134 Del Rey Avenue

Marina Del Rey, CA 90292

Attention: Jason Meugniot

Fax: 310-754-3101

If to Sublessee:

visionGATEWAY, Inc.

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Attention : Michael Emerson

Fax : 858-794-1450

The failure to deliver the copy shall not affect the validity of any notice delivered hereunder. Either party may, by like written notice, designate a new address or recipient to which such notices shall be directed.

21.    Incorporation of Master Lease.

21.1.    Master Lease Covenants and Provisions Incorporated in Sublease. Sublessee understands and agrees that this Sublease and all rights granted to Sublessee pursuant to this Sublease are subject and subordinate to the Master Lease and Sublessee shall be bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease, except as modified herein. All of the terms and conditions of the Master Lease are incorporated herein by this reference to the same extent as if such terms and conditions were set forth herein, except that:

(a)    The term “Lessor” as defined in the Master Lease shall mean Sublessor;

(b)    The term “Lessee” as defined in the Master Lease shall mean Sublessee;

(c)    The term “Premises” as defined in the Master Lease shall mean Sublease Premises, however the Sublease Premises specifically excludes the right to any reserved vehicle parking spaces granted to Lessee under 2.2 of the Master Lease;

(d)    The following provisions of the Master Lease are not incorporated herein: Paragraphs 1, 2.1, 3.1, 4.1, 5, 6.2, 6.3, 8.2, 8.3, 9, 10, 15, 25, 34, 39, and Paragraphs 1, 5, 7, 8, 9, 10, 13, 14, 16, 17 and 18 of the Addendum. The provisions of that First Amendment to Standard Industrial Lease—Multi-Tenant—Modified Net dated August 21, 1998, the Second Amendment to Standard Industrial Lease—Multi-Tenant—Modified Net dated April 16, 1999, the Third Amendment to Standard Industrial Lease—Multi-Tenant—Modified Net dated June 22, 2000 and the Fourth Amendment to Standard Industrial Lease—Multi-Tenant—Modified Net dated August, 2000, are not incorporated herein.

(e)    Paragraph 2.2 shall be modified in accordance with Section 9 of this Sublease. Paragraph 2.2.1 and 2.2.2 are incorporated herein.

(f)    Paragraph 7.3 shall be modified to replace “$25,000” with “$1.00.”

(g)    Paragraph 8.8 shall be modified to remove all interlineations and amendments.

(h)    The obligations of the “Lessor” as contained in Paragraph 8 of the Master Lease shall remain the obligations of the Master Landlord, and Sublessor shall have no obligation to Sublessee to carry the insurance required to be maintained by the Master Landlord under the Master Lease.

(i)    Sublessee shall be responsible for all damages sustained by Sublessor if Sublessee holds over after the expiration of the Sublease Term or the earlier termination of the Sublease, including without limitation to the full amount of Sublessor’s holdover rent under the Master Lease;

(j)    Sublessor shall have no obligation to repair, restore or make any improvements to the Sublease Premises under any circumstances (including without limitation Paragraphs 7, 9 and 14 of the Master Lease) or to provide any services or utilities as contemplated by the Master Lease;

(k)    Notwithstanding anything to the contrary in this Sublease or the Master Lease, Sublessee shall not make any Alterations or Utility Installations (including without limitation, any non-structural, interior Alterations or Utility Installations) to the Sublease Premises without Sublessor’s prior written approval.

(l)    If the obligation to pay Rent under the Master Lease is abated as a result of a casualty as described in Paragraph 9, or condemnation as described in Paragraph 14, the obligation of Sublessee to pay Rent hereunder shall abate accordingly on a prorata basis based on the ratio that the floor area of the Sublease Premises bears to the total floor area which is subject to such abatement of Rent. Sublessee hereby waives any statutory rights or laws that may be in effect at the time of the occurrence of any casualty or condemnation under which a lease or sublease is automatically terminated or pursuant to which a tenant or a Sublessee is given the right to terminate a lease or sublease by reason of such an event of casualty or condemnation; and

(m)    With respect to Paragraph 7 of the Master Lease: (i) Sublessor shall have none of the obligations of the Master Landlord under the Master Lease (including without limitation to notify Sublessee and to undertake and complete any repairs or restoration as set forth therein); (ii) Sublessee shall only have the right to terminate the Sublease if the Master Lease is concurrently terminated; (iii) Sublessee’s obligation to pay Rent shall only be abated to the extent that such obligations of the Sublessor hereunder are abated under the Master Lease.

22.    Master Landlord’s Performance Under the Master Lease. Sublessor shall not be liable to Sublessee for any default of the Master Landlord under the Master Lease. Sublessee shall not have any claim against Sublessor by reason of the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease. This Sublease shall remain in full force and effect notwithstanding the Master Landlord’s failure or refusal to comply with any such provisions of the Master Lease and Sublessee shall pay all Rent and other charges provided for herein without any abatement, deduction or set-off whatsoever, except as otherwise provided in the Master Lease. Sublessee further covenants not to take any action or do or perform any act or fail to perform any act which would result in a breach by Sublessor under the Master Lease. Whenever the consent of Master Landlord shall be required by, or Master Landlord shall fail to perform its obligations under the Master Lease, Sublessee shall make all such requests for consent to Sublessor. Sublessor shall first approve or disapprove such request and if Sublessor approves such request, Sublessor will submit such request for approval to Master Landlord. Costs associated with obtaining any such consents shall be at Sublessee’s sole cost and expense. If Master Landlord shall default in any of its obligations to Sublessor with respect to the Sublease Premises, Sublessor shall have no obligation to bring any action or proceeding or to take any steps to enforce Sublessor’s rights against Master Landlord. Any action or proceedings so instituted by Sublessor to enforce rights under the Master Lease for the benefit of Sublessee shall be at the expense of Sublessee.

22.1.    If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessee under this Sublease and/or the Master Lease, then in addition to any other rights or remedies Sublessor may have, Sublessee shall be liable to Sublessor for the damage actually suffered by Sublessor as a result of such termination.

22.2.    Sublessor and Sublessee shall promptly deliver to the other party a copy of all notices received from the Master Landlord.

23.    Lessor’s Consent. This Sublease shall be effective upon obtaining the written consent of Lessor, or its duly authorized agent, and it is hereby acknowledged by Sublessor and Sublessee that Lessor’s consent to this Sublease shall not make Lessor a party to this Sublease, shall not create any contractual liability or duty on the part of Lessor to the Sublessee, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Lessor and Sublessor, as the Lessee under the Main Lease, with respect to the Demised Premises.

IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease as of the day and year first above written.

SUBLESSOR:

By:

SUBLESSEE:

By:

This Sublease is consented to by the Lessor by and through TOPA Management Company, upon the terms acknowledged by Sublessor and Sublessee in the paragraph of this Sublease entitled “LESSOR’S CONSENT.”

LESSOR:

TOPA MANAGEMENT COMPANY

By:
Name:
Title:

EXHIBIT A

FORM OF

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement, dated July 29, 2003, is entered into between Guidance Solutions, Inc., a Delaware corporation (the “Disclosing Party”), and visionGATEWAY, Inc., a Nevada corporation (the “Receiving Party”).

WHEREAS, the Receiving Party and the Disclosing Party have entered into that certain Sublease Agreement, dated as of the date hereof, pursuant to which the Receiving Party will sublease from the Disclosing Party certain space in the building commonly known as 4134 Del Rey Avenue (the “Subleased Premises”);

WHEREAS, because the Subleased Premises is not segregated from the part of the building occupied by the Disclosing Party, the Receiving Party is likely to have access to business plans, business strategies, research, trade secrets, ideas, know-how, techniques, data, computer programs, business activities and other strategic information, including, without limitation, the identity of potential and existing clients of Disclosing Party (collectively “Confidential Information”);

WHEREAS, as a material condition of the Disclosing Party’s agreement to enter into the Sublease Agreement, Disclosing Party has required the Receiving Party to enter into this Non-Disclosure Agreement with respect to Disclosing Party’s Confidential Information;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Property of Disclosing Party. The Confidential Information is proprietary to the Disclosing Party and is, and shall remain, the property of the Disclosing Party.

2.    No Copies; Return. Confidential Information shall not be copied, in whole or in part, without the prior written consent of the Disclosing Party. All Confidential Information and all copies thereof, in whole or in part and on all media, shall be returned to the Disclosing Party promptly upon request. Any reference to copies or copying of Confidential Information in this Agreement shall be deemed to include copies or copying of Confidential Information in digital format, including without limitation, computer files and backups of same.

3.    No Disclosure. The Receiving Party and its employees, officers, agents and affiliates shall hold all Confidential Information in confidence and take all reasonable steps to preserve the confidential and proprietary nature of the Confidential Information, including, without limitation: (i) refraining from disclosing the Confidential Information to any person; (ii) requiring all persons within its organization who are given access to the Premises to agree to be bound by the provisions of this Agreement; and (iii) advising all of its directors, officers, employees, agents, advisors and affiliates who gain access to the Confidential Information of its confidential and proprietary nature. The obligations of this paragraph also apply to the fact of the existence of the Confidential Information and the occurrence of all meetings and communications that involve Confidential Information.

4.    Discovery. In the event that the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party will cooperate with the Disclosing Party in seeking to preserve the confidentiality of the Confidential Information before such tribunal.

5.    No Use. The Receiving Party understands and agrees that it is not allowed to sell, license, develop or otherwise exploit any parts, products, services, documents or information that embody in whole or in part any Confidential Information. The furnishing of any Confidential Information hereunder shall not be construed as the granting of a license under any patent, patent application, copyright, copyright registration, trade secret or other proprietary right by the Disclosing Party to any person or entity or as implying any obligation whatsoever.

6.    Limitation. The confidentiality and non-disclosure obligations of the previous paragraphs shall not apply if, and to the extent that: (i) the Confidential Information was known to the Receiving Party prior to its receipt from the Disclosing Party, provided that such Confidential Information is not known to the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party; (ii) the Confidential Information is or becomes part of the public domain other than by the fault of the Receiving Party or the Receiving Party’s directors, officers, employees, agents, advisors or affiliates; (iii) the Confidential Information is rightfully disclosed to the Receiving Party by a third party that is legally free to disclose such Confidential Information; or (iv) similar information is independently developed by the Receiving Party without access to the Disclosing Party’s Confidential Information.

7.    Similar Information. Although this Agreement does not restrict the Receiving Party from working with a person or entity that has independently developed information or materials similar to the Confidential Information, in such circumstance, the Receiving Party agrees not to disclose the fact that any similarity exists between the Confidential Information and the independently developed information and materials, and the Receiving Party understands that such similarity does not excuse the Receiving Party from the non-disclosure and other obligations in this Agreement.

8.    Duration. This Agreement shall apply to any Confidential Information that may have been provided to the Receiving Party prior to or after the date hereof, and shall continue to govern the delivery of Confidential Information until terminated by written notice from either party to the other.

9.    Injunctive Relief. The Receiving Party understands and agrees that monetary damages will not be sufficient to avoid or compensate for the unauthorized use or disclosure of the Confidential Information and that, in addition and without prejudice to any other rights or remedies to which the Disclosing Party may be entitled and regardless of whether such other rights or remedies previously have been exercised, injunctive relief would be appropriate to prevent any actual or threatened use of disclosure of such Confidential Information.

10.    No Representations or Warranties. Neither the Disclosing Party nor any of its directors, officers, employees, agents, advisors or affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the Confidential Information or any other written or oral communication transmitted or made available to the Receiving Party, including without limitation the Plan; any and all liability based on or relating to the use of such Confidential Information and communications by the Receiving Party or any of its directors, officers, employees, agents, advisors or affiliates is expressly disclaimed. Only those particular representations and warranties, if any, which may be made to the Receiving Party in one or more definitive written agreements, as and if executed, and subject to such limitations and restrictions as may be specified in such definitive written agreements, shall have any legal effect.

The Confidential Information may contain certain statements, estimates and projections with respect to the anticipated future performance of the Disclosing Party. Such statements, estimates and projections reflect various assumptions concerning anticipated results, which assumptions involve numerous and significant subjective determinations which may or may not prove to be correct. No representations are made as to the accuracy or attainment of such statements, estimates or projections.

11.    Miscellaneous. This Agreement shall be binding on the respective parties hereto and their successors and permitted assigns. This Agreement shall be governed by the laws of the State of California without giving effect to that State’s choice of law rules. Both parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any actions, suits or proceedings arising out of or relating to this Agreement. In the event of any action or proceeding to enforce or interpret any of the provisions of this agreement, the prevailing party shall be entitled to be reimbursed for the costs of such action or proceeding, including attorneys’ fees. This Agreement is the entire agreement between the parties and supersedes any and all prior or contemporaneous representations, agreements and promises, written or oral, between the Disclosing Party and the Receiving Party, regarding the subject matter of this Agreement. This Agreement may be modified only in a writing signed by both parties hereto.

Guidance Solutions, Inc. (Disclosing Party)	visionGATEWAY, Inc. (Receiving Party)

By:	By:	Michael F. Emerson

Title:	Title:	Chief Executive Officer

Date:	Date:	February 16, 2004